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                                 THIRD AMENDMENT

                                     TO THE

                       AMENDED AND RESTATED LOAN AGREEMENT


         This THIRD Amendment to the AMENDED AND RESTATED LOAN AGREEMENT (this "THIRD AMENDMENT"), dated as of March 1, 2000, is by and between POWER TEST REALTY COMPANY LIMITED PARTNERSHIP, a New York limited partnership having its principal office at 125 Jericho Turnpike, Jericho, New York 11753 (the "BORROWER") and FLEET NATIONAL BANK (successor in interest to Fleet Bank of Massachusetts, N.A.), a national banking association having its principal place of business at 100 Federal Street, Boston, Massachusetts 02110 (the "BANK").

         WHEREAS, the Borrower and the Bank are parties to that certain Amended and Restated Loan Agreement, dated as of October 31, 1995, as amended by that certain First Amendment to the Amended and Restated Loan Agreement, dated as of April 18, 1997, as further amended by that certain Second Amendment to the Amended and Restated Loan Agreement dated as of January 30, 1998 (as so amended, the "LOAN AGREEMENT"), pursuant to which the Bank, upon certain terms and conditions, has made a loan to the Borrower;

         WHEREAS, the Borrower has requested that certain provisions of the Loan Agreement be amended in order, among other things, to extend the term of the loan; and

         WHEREAS, the Bank, subject to the terms and provisions hereof, has agreed to amend the Loan Agreement in order to provide for the foregoing matters;

         NOW, THEREFORE, the Borrower and the Bank hereby agree as follows:

         SECTION 1. DEFINED TERMS. Capitalized terms used in this Third Amendment without definition that are defined in the Loan Agreement shall have the meanings set forth in the Loan Agreement.


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         SECTION 2. AMENDMENT TO LOAN AGREEMENT. Subject to the satisfaction of the conditions precedent set forth in Section 5 hereof, the Loan Agreement is hereby amended as follows:

                    SECTION 2.1. The following definitions are hereby added to
         Section 1 of the Loan Agreement in the proper alphabetical order:

                                 Primary Stations means those Stations located
                    in Delaware, Pennsylvania and New York and set forth in Schedule PS hereto.

                                 Second Amended Master Note has the meaning set
                    forth in Section 2.2 hereof.

                                 Secondary Stations means those Stations which
                    are not Primary Stations, as set forth in Schedule SS hereto.

                                 Updated Appraisal Report, an appraisal report
                    of Akerson & Wiley to the Bank dated February 16, 2000

                                 Updated Appraised Value, with respect to any
                    Station, means the appraised value of such Station as set forth in the Updated Appraisal Report

                    SECTION 2.2. The definitions of Marketing and Master Note in
         Section 1 of the Loan Agreement are hereby deleted in their entirety.

                    SECTION 2.3. All references in the Loan Agreement to the "Master Note" shall be deemed to be references to the "Second Amended Master Note."

                    SECTION 2.4. The definition of Funded Debt to EBITDA Ratio is hereby deleted in its entirety and the following definition is substituted in place thereof:

                                 Funded Debt to EBITDA Ratio means the ratio of
                    (i) Realty's funded indebtedness for borrowed money (including obligations with respect to leases which would be capitalized) as carried on the consolidated balance sheet of Realty in accordance with generally accepted accounting principles, other than trade debt or similar obligations incurred in the ordinary course of business, on the last day of each fiscal quarter to (ii) Realty's Earnings Before Interest, Taxes, Depreciation and Amortization, for the period of four

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                    consecutive fiscal quarters, ending on the last day of the fiscal quarter referred to in clause (i) above.

                    SECTION 2.5. All references to "Marketing" in the Loan Agreement are hereby deleted. In addition, Exhibit F to the Loan Agreement (Master Lease Agreement with Marketing) is hereby deleted.

                    SECTION 2.6. In the definition of Loan in Section 1 of the Loan Agreement, the amount "$31,844,998.23" is hereby deleted and the amount "$22,619,574.61" is substituted in place thereof.

                    SECTION 2.7. In the definition of Maturity Date in Section 1 of the Loan Agreement, the date "November 1, 2000" is hereby deleted and the date "March 1, 2005" is substituted in place thereof.

                    SECTION 2.8. In Section 2.1 of the Loan Agreement, the amount "$31,844,998.23" is hereby deleted and the amount
         "$22,619,574.61" is substituted in place thereof.

                    SECTION 2.9. Section 2.2 of the Loan Agreement is hereby deleted in its entirety and the following provision is substituted in place thereof:

                                 SECTION 2.2 The Master Note. The Loan shall be
                    evidenced by the Second Amended and Restated Master Note of the Borrower in the principal amount of $22,619,574.61 dated as of the date hereof (the "Second Amended Master Note").

                    SECTION 2.10. Section 2.3(b) of the Loan Agreement is hereby amended by deleting the table set forth therein in its entirety and replacing it with the following new table:


          FUNDED DEBT TO EBITDA RATIO              INTEREST RATE
          ---------------------------              -------------

          .50x or less to 1                        LIBOR Rate + 0.750%
          .51x - .75x to 1                         LIBOR Rate + 0.875%
          .76x - 1.00x to 1                        LIBOR Rate + 1.000%
          1.01x - 1.24x to 1                       LIBOR Rate + 1.125%
          1.25x - 1.49x to 1                       LIBOR Rate + 1.250%
          1.50x - 1.74x to 1                       LIBOR Rate + 1.375%
          1.75x - 1.99x to 1                       LIBOR Rate + 1.500%
          2.00x - 2.49x to 1                       LIBOR Rate + 1.625%
          2.50x or greater to 1                    LIBOR Rate + 1.750%



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                  SECTION 2.11. Section 2.4 of the Loan Agreement is hereby
         deleted in its entirety and the following provision is substituted in place thereof:

                                SECTION 2.4 Repayment of Principal. The
                  principal amount of the Loan shall be repaid in fifty-nine
                  (59) consecutive monthly installments payable on the first day of each calendar month of each calendar year, commencing on April 1, 2000 to and including February 1, 2005, in the amount of $175,000 monthly, with the Balloon Payment of $12,294,574.61 due on the Maturity Date (as reduced by any prepayments of principal by the Borrower).

                                The entire principal amount of the Loan
                  outstanding after the payment scheduled to be made on February 1, 2005, as reduced by any prepayments of principal by the Borrower, together with all accrued interest and any other amounts owing to the Bank by the Borrower in connection with the Loan, shall be paid in full on the Maturity Date (the "Balloon Payment").

                  SECTION 2.12. Section 6.13 of the Loan Agreement is hereby deleted in its entirety and the following provision is substituted in place thereof:

                                SECTION 6.13. Sale of Stations. (A) The Borrower
                  will not sell any Primary Station except upon the election of the Borrower of one of the following: (a) repayment of the Loan in an amount at least equal to the Updated Appraised Value of such Primary Station, or (b) the substitution of one or more gasoline station properties with an Appraised Value (such appraisal to be paid for by the Borrower in the case of Stations that are purchased, and the Updated Appraisal Report sets forth the value in the case of the substitution of a Secondary Station) equal to or greater than the Updated Appraised Value of the Primary Station sold. Prior to the sale of any Primary Station, in the case of repayment under clause
                  (a) above, the Borrower shall pay to the Bank an amount at least equal to the Updated Appraised Value for such Primary Station. Promptly after receipt of such payment pursuant to clause (a), the Bank will release the Mortgage relating to the Primary Station to be sold. Any station(s) substituted for a Primary Station in accordance with the provisions of this
                  Section 6.13 shall, prior to or at the time



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                  of such sale, be made subject to a Mortgage on terms
                  equivalent to those in effect with regard to the Primary Station sold. Upon satisfaction of the conditions for substitution hereunder, any substituted station shall become a Primary Station hereunder and, where the Bank has not previously released the Primary Station as provided herein, the Bank shall release the Mortgage relating to the Primary Station to be sold. All properties designated for substitution shall either be (i) purchased from third parties at a price which approximates its fair market value, provided that the Appraised Value of such property or properties shall be equal to or greater than the Updated Appraised Value of the Primary Station for which it is substituted, and the Borrower shall provide to the Bank upon its request any information relating to the property to be purchased and any agreements or instruments in connection therewith, or (ii) any of the Secondary Stations which have not been released from their Mortgages, provided that the Borrower obtains a current date down endorsement to the existing title insurance policy for such Secondary Station showing no new encumbrances other than liens permitted under Section 6.2.

                                (B) Upon the Borrower's written request from
                  time to time, the Bank will discharge its Mortgage on any Secondary Station, provided the Borrower covenants that during the term of this Loan, as it may be extended, and so long as the Borrower shall continue to own such Secondary Station, such Secondary Station shall remain free of mortgage liens and any other security interests, other than liens permitted under
                  Section 6.2.

         SECTION 3. AFFIRMATION OF BORROWER. The Borrower hereby affirms its absolute and unconditional promise to pay to the Bank the Loan and all other amounts due under the Notes and the Loan Agreement, as amended hereby, at the times and in the amounts provided for therein. The Borrower confirms and agrees that the obligations of the Borrower to the Bank under the Loan Agreement, as amended hereby, remain secured by and entitled to the benefits of the Loan Documents as amended and in effect from time to time.

         SECTION 4. REPRESENTATIONS AND WARRANTIES. The Borrower hereby represents and warrants to the Bank that the representations and warranties of the Borrower set forth in the Loan Agreement were true and correct when made with respect to the Loan Agreement as in effect as of


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such time and continue to be true and correct on and as of the date hereof as if made on the date hereof.

         SECTION 5. CONDITIONS TO EFFECTIVENESS. The effectiveness of this Third Amendment shall be subject to the delivery to the Bank by (or on behalf of) the Borrower, contemporaneously with the execution hereof, of the following, in form and substance satisfactory to the Bank:

         (a) A Second Amended Master Note executed and delivered by the
Borrower;

         (b) A Third Affirmation and Acknowledgment of Amended and Restated Hazardous Waste and PMPA Indemnification Agreement executed by Properties;

         (c) A Third Affirmation and Acknowledgment of Three Party Lease Agreement executed by Properties;

         (d) A favorable opinion from Samuel M. Jones, Esq. or Randi Young Filip, Esq., each a counsel to the Borrower, Realty and Properties, addressed to the Bank and dated the date of the execution and delivery of this Third Amendment, in form, scope and substance satisfactory to the Bank;

         (e) Certified copies of all documents relating to the authorization and execution of this Third Amendment and the documents contemplated hereby and related authority and organizational documents of the Borrower, Realty and Properties as the Bank may request;

         (f) A Guaranty Agreement executed and delivered by Realty in form, scope and substance satisfactory to the Bank;

         (g) A Guaranty Agreement executed and delivered by Properties in form, scope and substance satisfactory to the Bank;

         (h) The Updated Appraisal Report which the Bank can use to verify that the ratio of the Loan to the Updated Appraisal Value of the Primary Stations does not exceed seventy percent (70%); and

         (i) Any other document or instrument the Bank may reasonably request.

         SECTION 6. MISCELLANEOUS PROVISIONS.

         (a) Except as otherwise expressly provided by this Third Amendment, all of the terms, conditions and provisions of the Loan


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Agreement shall remain the same. It is declared and agreed by each of the parties hereto that the Loan Agreement, as amended hereby, shall continue in full force and effect, and that this Third Amendment and the Loan Agreement shall be read and construed as one instrument.

         (b) THIS THIRD AMENDMENT IS INTENDED TO TAKE EFFECT AS AN AGREEMENT UNDER SEAL AND SHALL BE CONSTRUED ACCORDING TO AND GOVERNED BY THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS.

         (c) This Third Amendment may be executed in any number of counterparts, and all such counterparts shall together constitute but one instrument. In making proof of this Third Amendment it shall not be necessary to produce or account for more than one counterpart signed by each party hereto by and against which enforcement hereof is sought.

         (d) Headings or captions used in this Third Amendment are for convenience of reference only and shall not define or limit the provisions hereof.

         (e) The Borrower hereby agrees to pay to the Bank, on demand by the Bank, all out-of-pocket costs and expenses incurred or sustained by any Person in connection with the preparation of this Third Amendment (including legal fees).



                  [Remainder of Page Intentionally Left Blank]




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         IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be made by their duly authorized officers as a sealed instrument as of the date first set forth at the beginning of this Third Amendment.

                                     POWER TEST REALTY COMPANY
                                     LIMITED PARTNERSHIP

                                     By: Getty Properties Corp., its
                                         General Partner

                                         By: /s/ John J. Fitteron
                                            -----------------------------
                                          Name:   John J. Fitteron
                                          Title:  Senior Vice President,
                                                  Treasurer and Chief
                                                  Financial Officer


                                     FLEET NATIONAL BANK, successor in
                                     interest to Fleet Bank of Massachusetts, N.A.

                                         By: /s/ Michael A. Palmer
                                            -----------------------------
                                          Name:   Michael A. Palmer
                                          Title:    Vice President